UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2011

TREE TOP INDUSTRIES, INC.
(Exact name of Registrant as specified in its charter)

Nevada	000-10210	83-0250943
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

511 Sixth Avenue, Suite 800, New York, NY	10011

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (775) 261-3728

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1.       MATERIAL AGREEMENTS

ITEM 1.01           Entry Into a Material Definitive Agreement

Tree Top Industries, Inc., a Nevada corporation (the “Company”), has entered into a Distribution Agreement, dated February 9, 2011, with its wholly-owned subsidiary, NetThruster, Inc., a Nevada corporation (“NetThruster”).  A copy of the complete Distribution Agreement is attached to this Report as Exhibit 10.1.

The Company owns 100% of the total issued and outstanding capital stock of NetThruster.  NetThruster currently has 274,699,100 shares of common stock issued and outstanding, all of which are held by the Company, and no shares of preferred stock issued or outstanding.  Pursuant to the Distribution Agreement, the Company has agreed to distribute all of the common stock of NetThruster owned by it to the Company’s shareholders (the “Spin-Off”), such that each shareholder of the Company of record on the Distribution Record Date will receive one share of the common stock of NetThruster for every share of the Company’s common stock owned by the shareholder.  The Distribution Record Date is February 14, 2011.  Each shareholder of the Company must have proof of ownership of his common stock in the Company in order to be distributed the share of common stock of NetThruster in the Spin-Off.  The Company expects to make the distribution for the Spin-Off on or before March 10, 2011.

SECTION 9.        FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Business Acquired

Not Applicable.

(b)	Pro Forma Financial Information

Not Applicable.

(c)	Shell Company Transactions

Not Applicable.

(d)	Exhibits

10.1  Distribution Agreement, dated February 9, 2011, by and between Tree Top Industries, Inc., a Nevada corporation, and NetThruster, Inc., a Nevada corporation.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TREE TOP INDUSTRIES, INC.

Date: February 9, 2011	By:	/s/ David Reichman
David Reichman, CEO and Chairman of the Board